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                                                                    Exhibit 99.1

Bay View Capital Corporation                                        News Release


                                             NASDAQ SYMBOL: BVCC
                                             Web Site: http://www.bvcc.com
                                             Contact: David A. Heaberlin
                                                      (650) 312-7272

FOR IMMEDIATE RELEASE

January 2, 1998

           BAY VIEW CAPITAL CORPORATION COMPLETES ITS ACQUISITION OF
              AMERICA FIRST EUREKA HOLDINGS, INC. AND EUREKABANK

San Mateo, California - Bay View Capital Corporation ("the Company") today announced the completion of its acquisition of America First Eureka Holdings, Inc. ("AFEH") and its wholly owned subsidiary, EurekaBank. Pursuant to the Merger Agreement, the Company today delivered $90 million in cash and 8,076,923 shares of the Company's common stock to America First Financial Fund 1987-A Limited Partnership ("AFFF"), the sole shareholder of AFEH.

     The number of shares issued was based on the average value of the Company's stock for the 20 full trading days ending on the fifth business day prior to the merger closing date, not to exceed $26.00 per share. Based on the average value of $34.3031 during this period, the number of shares was determined by dividing the $210 million stock portion of the purchase price by $26.00 per share.

     Edward H. Sondker, the Company's President and Chief Executive Officer stated, "This is a significant milestone for our Company, now the largest deposit franchise of any financial institution operating exclusively in the Bay Area. We welcome our many new customers, employees and shareholders and promise to remain committed to enhancing shareholder value."

EurekaBank Integration

     The Company also announced that EurekaBank will initially operate under its own name. The Company anticipates that by May 31, 1998, the systems and products of EurekaBank and Bay View Bank will be fully integrated at which time all EurekaBank branches will convert to Bay View Bank branches.

Goodwill Generated From Merger

     Based on the closing share price of the Company's common stock on December 31, 1997 of $36.25 per share, this transaction is valued at approximately $383 million. The Company originally estimated and disclosed that the goodwill generated from this merger, accounted for under the purchase method of accounting, would approximate $112 million. The Company also disclosed that no additional goodwill would be created to the extent the average

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value of the Company's stock exceeded $26.00 per share. The Company is currently in the process of evaluating the fair value of the assets acquired and liabilities assumed today to determine the final goodwill amount.

AFFF Distribution

     AFFF will make a liquidating distribution of all of the Company's stock and cash held by AFFF to the general and limited partners of AFFF in accordance with their interest in AFFF. Beneficial Unit Certificate ("BUC") holders of record on January 2, 1998 will receive cash in the amount of $11.3553 and 1.137915 shares of Bay View Capital Corporation common stock for each BUC. The distribution will occur on or about January 5, 1998. BUC holders will receive cash in lieu of any fractional shares of Bay View Capital Corporation common stock that they would otherwise receive in the distribution. The shares of Bay View Capital Corporation common stock issued in conjunction with the transaction will trade on a when-issued basis effective today under the NASDAQ symbol BVCCV until the shares have been distributed.

     As disclosed in the proxy material, there will be a $2.1 million reserve maintained by AFFF for partnership wind-up expenses. After January 2, 1998, the BUCs will cease trading on NASDAQ. AFFF, however, will not be liquidated until sometime later in the first quarter of 1998. At that time, after all the final expenses have been accounted for, there will be a final distribution of cash made to all BUC holders. While it is impossible to determine the exact amount of the cash distribution at this time, the current estimate of this final distribution is approximately $0.15 per BUC.

     Bay View Capital Corporation is a diversified financial services holding company for Bay View Bank, including EurekaBank, Bay View Credit (formerly California Thrift & Loan), Ultra Funding, Inc. and Concord Growth Corporation.

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